FOR IMMEDIATE RELEASE:

Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
ir@overstock.com

Overstock.com Reports Q1 2016 Results
Revenue of $414 million, pre-tax income of $22.1 million, and net income of $13.4 million

SALT LAKE CITY - May 3, 2016 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended March 31, 2016.

Key Q1 2016 metrics (comparison to Q1 2015):

•	Revenue: $413.7M vs. $398.3M (4% increase);

•	Gross profit: $77.3M vs. $75.4M (2% increase);

•	Gross margin: 18.7% vs. 18.9% (25 basis point decrease);

•	Sales and marketing expense: $31.5M vs. $28.0M (12% increase);

•	Contribution (non-GAAP measure): $50.0M vs. $48.2M (4% increase);

•	G&A/Technology expense: $47.6M vs. $43.6M (9% increase);

•	Pre-tax income: $22.1M vs. $4.5M (includes litigation settlement received of $19.5M);

•	Provision for income taxes: $9.0M vs. $1.9M ($7.0M increase);

•	Net income*: $13.4M vs. $2.7M ($10.7M increase); and

•	Diluted EPS: $0.53/share vs. $0.11/share ($0.42/share increase).

*Net income refers to Net income attributable to stockholders of Overstock.com, Inc.

As previously announced, the Overstock.com Inc. board of directors recently appointed the company’s General Counsel and Senior Vice President Mitch Edwards to the role of acting CEO, effective immediately. This appointment comes after company founder Dr. Patrick M. Byrne announced his decision to take a medical leave of absence.

Dr. Byrne had recommended that the board of directors appoint Edwards as his successor, citing his experience as “an outstanding full-spectrum entrepreneur,” along with his understanding of both Overstock.com’s core businesses and blockchain-based crypto initiatives. A veteran in the digital and high-tech corporate environment, Edwards was named senior vice president and general counsel of Overstock.com in August 2015. Prior to Overstock.com, Edwards served as the CFO & general counsel of BitTorrent Inc., where he spearheaded international acquisitions, Razer Inc., where he oversaw global expansion, and Skullcandy Inc., where he lead the company’s IPO, key acquisitions, and international growth.

The company will hold a conference call and webcast to discuss its Q1 2016 financial results Tuesday, May 3, 2016, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 91709819 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Tuesday, May 3, 2016, through 7:30 p.m. ET on Tuesday, May 17, 2016. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

The company will take questions via email. Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

In Q1 2016, we entered into a settlement agreement in our prime broker litigation which concluded the litigation in its entirety. We recognized settlement proceeds of $19.5 million. Related costs incurred in Q1 2016 associated with the litigation and settlement of approximately $1.0 million are included in G&A expenses.

Total net revenue - Total net revenue for Q1 2016 and 2015 was $413.7 million and $398.3 million, respectively, a 4% increase. The growth in revenue was primarily due to a 2% increase in orders, coupled with a 2% increase in average order size, from $174 to $177. Although our average order size has increased in recent years, we expect the rate of increase to lessen as our sales mix shift into home and garden products tapers. In addition, the percentage of revenue we defer from orders taken but not delivered was less due to the timing of quarter end. These increases were partially offset by increased promotional activities, including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions.

Since mid-2015, we have experienced some slowing of our overall revenue growth which we believe is due in part to changes that Google made in its natural search engine algorithms, to which we are responding. While we work to adapt to Google’s changes, we have increased our emphasis on other marketing channels, such as sponsored search, which has generated revenue growth but with higher associated marketing expenses than natural search.

Our Club O loyalty program is becoming increasingly significant to our revenues, and we believe the long-term value of Club O members is significantly higher to us than non-Club O members. We recently enhanced the program by adding a two-tiered structure that includes our current standard Club O paid membership, which is now called Club O Gold, and an introductory membership, called Club O Silver, for customers who agree to receive promotional emails. In 2015, we transitioned a significant number of customers into the Club O Silver program and began to shift coupon offers into Club O rewards. We believe that the shift from coupons to rewards will benefit us in the long term, but we have experienced some difficulties with the transition, and in the short term we believe it slowed our revenue growth as customers take time to become accustomed to this change. We are continuing to test and refine our approach in this transition.

Gross profit - Gross profit for Q1 2016 and 2015 was $77.3 million and $75.4 million, respectively, a 2% increase, representing 18.7% and 18.9% gross margin for those respective periods. The increase in gross profit was primarily due to revenue growth. The decrease in gross margin was primarily due to increased promotional activities, including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions, partially offset by a continued shift in sales mix into higher margin home and garden products.

Sales and marketing expenses - Sales and marketing expenses totaled $31.5 million and $28.0 million for Q1 2016 and 2015, respectively, a 12% increase, and representing 7.6% and 7.0% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search marketing channel, in part in response to changes we believe Google made in its natural search engine algorithms.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q1 2016 and 2015 was $50.0 million and $48.2 million, respectively, a 4% increase, representing 12.1% contribution margin for both periods.

Contribution (a non-GAAP financial measure - which we reconcile to "Gross Profit" in our consolidated income statement) consists of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues. We recently changed this calculation to also include Club O Rewards and gift card breakage (included in Other income in our consolidated income statement). This change has been applied to all periods presented. Including these amounts in our contribution improves this measure by adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Other income for Q1 2016 and 2015 was $4.2 million and $605,000, respectively, and included Club O Rewards and gift card breakage. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Three months ended March 31,
	2016		2015
Total net revenue	$413,677	100%	$398,344	100%
Cost of goods sold	336,370	81.3%	322,907	81.1%
Gross profit	77,307	18.7%	75,437	18.9%
Less: Sales and marketing expense	31,456	7.6%	27,972	7.0%
Plus: Club O Rewards and gift card breakage (included in Other income)	4,169	1.0%	704	0.2%
Contribution and contribution margin	$50,020	12.1%	$48,169	12.1%

Technology expenses - Technology expenses totaled $25.7 million and $23.1 million for Q1 2016 and 2015, respectively, an 11% increase, and representing 6.2% and 5.8% of total net revenue for those respective periods. The increase was primarily due to an increase in depreciation of $1.6 million and an increase in staff-related costs of $1.2 million.

General and administrative ("G&A") expenses - G&A expenses totaled $21.8 million and $20.5 million for Q1 2016 and 2015, respectively, a 6% increase, and representing 5.3% and 5.2% of total revenue for those respective periods. The increase was primarily due to an increase of $1.0 million in staff and travel related costs and a $547,000 contract termination fee, partially offset by a decrease in legal fees of $629,000.

In Q3 2015, our majority-owned subsidiary Medici (dba tØ.com) entered into agreements to acquire the assets and business of a financial technology company and two related registered broker-dealers for approximately $30.3 million as part of its initiatives to develop crypto-fintech including proprietary blockchain software. Medici closed on the acquisition of one of the companies in Q3 2015 while the others closed in January 2016, after receiving approval from FINRA.

We continue to seek opportunities for growth by expanding our sales and distribution footprint, through Medici's crypto-initiatives and other means. As a result of these initiatives, we may continue to incur additional expenses. We may also make investments in, or acquisitions of, other technologies and businesses. These expenses, acquisitions or investments may be material, and, coupled with the seasonality of our business, may lead to reduced income or to losses in some periods, and to reduced liquidity.

Other income, net - Other income, net totaled $4.2 million and $605,000 for Q1 2016 and 2015, respectively. The increase is primarily due to increased Club O Rewards breakage of $3.5 million due to growth in the Club O Rewards program, including our recently introduced Club O Silver program.

Net cash provided by operating activities - Net cash provided by operating activities was $63.1 million and $67.4 million for the twelve months ended March 31, 2016 and 2015, respectively.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($9.4) million and $25.7 million for the twelve months ended March 31, 2016 and 2015, respectively. The $35.1 million decrease was due to a $30.7 million increase in capital expenditures including costs related to the development of our future headquarters, and a $4.3 million decrease in operating cash flow.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Twelve months ended March 31,
	2016	2015
Net cash provided by operating activities	$63,102	$67,424
Expenditures for fixed assets, including internal-use software and website development	(72,493)	(41,763)
Free cash flow	$(9,391)	$25,661
Cash and working capital - We had cash and cash equivalents of $128.2 million and $170.3 million and working capital of $2.5 million and ($10.3) million at March 31, 2016 and December 31, 2015, respectively. The increase in working capital is primarily due to the proceeds from our prime broker legal settlement.

About Overstock.com
Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website (http://www.overstock.com and http://www.o.co).

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the May 3, 2016 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-K for the year ended December 31, 2015 which was filed with the Securities and Exchange Commission on March 8, 2016. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$128,189	$170,262
Restricted cash	430	430
Accounts receivable, net	19,025	16,128
Inventories, net	19,439	20,042
Prepaid inventories, net	1,202	1,311
Deferred tax assets, net	17,609	26,305
Prepaids and other current assets	10,982	13,890
Total current assets	196,876	248,368
Fixed assets, net	106,869	93,696
Precious metals	9,722	9,722
Deferred tax assets, net	39,618	37,891
Intangible assets, net	13,783	14,656
Goodwill	14,335	15,387
Other long-term assets, net	10,855	8,669
Total assets	$392,058	$428,389
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$79,127	$122,705
Accrued liabilities	69,762	83,387
Deferred revenue	42,812	50,944
Finance obligations, current	1,710	1,059
Other current liabilities, net	995	581
Total current liabilities	194,406	258,676
Long-term debt	19,703	8,843
Finance obligations, non-current	6,930	4,535
Other long-term liabilities, net	8,924	6,974
Total liabilities	229,963	279,028
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares - 5,000
Issued and outstanding shares - none	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 27,722 and 27,634
Outstanding shares - 25,294 and 25,234	3	3
Additional paid-in capital	371,015	370,047
Accumulated deficit	(152,991)	(166,420)
Accumulated other comprehensive loss	(2,450)	(1,430)
Treasury stock:
Shares at cost - 2,428 and 2,400	(52,055)	(51,747)
Equity attributable to stockholders of Overstock.com, Inc.	163,522	150,453
Equity attributable to noncontrolling interests	(1,427)	(1,092)
Total equity	162,095	149,361
Total liabilities and stockholders’ equity	$392,058	$428,389

Overstock.com, Inc.
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2016	2015
Revenue, net
Direct	$26,651	$36,135
Partner and other	387,026	362,209
Total net revenue	413,677	398,344
Cost of goods sold
Direct	25,406	32,527
Partner and other	310,964	290,380
Total cost of goods sold	336,370	322,907
Gross profit	77,307	75,437
Operating expenses:
Sales and marketing	31,456	27,972
Technology	25,710	23,087
General and administrative	21,848	20,534
Litigation settlement	(19,520)	—
Total operating expenses	59,494	71,593
Operating income	17,813	3,844
Interest income	91	43
Interest expense	(2)	(4)
Other income, net	4,156	605
Income before income taxes	22,058	4,488
Provision for income taxes	8,964	1,940
Net Income	$13,094	$2,548
Less: Net loss attributable to noncontrolling interests	(335)	(191)
Net income attributable to stockholders of Overstock.com, Inc.	$13,429	$2,739
Net income per common share—basic:
Net income attributable to common shares—basic	$0.53	$0.11
Weighted average common shares outstanding—basic	25,280	24,213
Net income per common share—diluted:
Net income attributable to common shares—diluted	$0.53	$0.11
Weighted average common shares outstanding—diluted	25,290	24,390

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Consolidated net income	$13,094	$2,548	$11,766	$7,379
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of fixed assets	6,189	5,346	24,359	19,541
Amortization of intangible assets	1,098	30	2,649	104
Stock-based compensation to employees and directors	968	778	3,716	3,890
Deferred income taxes	7,684	1,698	7,469	3,122
Amortization of debt issuance costs	—	39	(18)	39
Loss on investment in precious metals	—	—	1,183	1,269
Loss on investment in cryptocurrency	—	117	35	117
Ineffective portion of loss on cash flow hedge	—	—	124	—
Early termination costs of short-term loan	—	—	850	—
Other	13	10	12	7
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	—	—	—	1,000
Accounts receivable, net	(951)	3,312	(800)	185
Inventories, net	603	1,741	5,028	(1,694)
Prepaid inventories, net	109	(960)	2,972	(2,509)
Prepaids and other current assets	3,107	1,244	525	(385)
Other long-term assets, net	12	346	(268)	151
Accounts payable	(45,515)	(45,249)	10,216	8,312
Accrued liabilities	(13,336)	(10,359)	(7,130)	18,966
Deferred revenue	(8,132)	(4,709)	(930)	6,899
Other long-term liabilities	554	979	1,344	1,031
Net cash (used in) provided by operating activities	(34,503)	(43,089)	63,102	67,424
Cash flows from investing activities:
Purchases of marketable securities	(4)	(3)	(15)	(14)
Sales of marketable securities	27	35	27	35
Purchases of intangible assets	(1)	(32)	(194)	(145)
Investment in precious metals	—	—	—	(2,496)
Investment in cryptocurrency	—	—	—	(300)
Equity method investment	—	(95)	(57)	(345)
Disbursement of note receivable	(2,850)	—	(7,850)	—
Cost method investments	—	(5,000)	(2,000)	(5,000)
Acquisitions of businesses, net of cash acquired	1,177	—	(9,424)	—
Expenditures for fixed assets, including internal-use software and website development	(19,592)	(6,612)	(72,493)	(41,763)
Proceeds from sale of fixed assets	7	—	46	43
Net cash used in investing activities	(21,236)	(11,707)	(91,960)	(49,985)
Cash flows from financing activities:
Payments on capital lease obligations	—	(362)	—	(687)
Paydown on direct financing arrangement	(54)	(75)	(288)	(289)
Payments on finance obligations	(375)	—	(479)	—
Payments on interest swap	(141)	—	(198)	—
Proceeds from finance obligations	3,421	—	9,119	—
Proceeds from short-term debt	—	—	5,500	—
Payments on short-term debt	—	—	(750)	—
Proceeds from long-term debt	11,123	—	20,611	—
Change in restricted cash	—	75	75	75
Proceeds from exercise of stock options	—	193	77	533
Purchase of treasury stock	(308)	(2,354)	(321)	(2,365)
Payment of debt issuance costs	—	—	(621)	(1,031)
Net cash provided by (used in) financing activities	13,666	(2,523)	32,725	(3,764)
Net (decrease) increase in cash and cash equivalents	(42,073)	(57,319)	3,867	13,675
Cash and cash equivalents, beginning of period	170,262	181,641	124,322	110,647
Cash and cash equivalents, end of period	$128,189	$124,322	$128,189	$124,322